EXHIBIT 12

             GE FINANCIAL ASSURANCE HOLDINGS, INC. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (Dollar amounts in millions)



                                                               Years Ended December 31,
                                               1998         1997         1996         1995          1994
                                              -----       ------        -----        -----          ----
Net earnings                                  $ 492        $ 425        $ 229        $ 101          $ 72
Provision for income taxes                      301          261          140           67            51
Minority interest                                 -            -            1            -             -
                                             ------        -----       ------        ------         -----
Earnings before income taxes and
    minority interest                           793          686          370          168           123
Fixed charges:
    Interest                                     95           23            1            -             -
    One-third of rentals                         15            9            5            3             3
                                             ------        -----       ------        ------         -----
Total fixed charges                             110           32            6            3             3
Less interest capitalized, net of amortization    -            -            -            -             -
                                             ------        -----       ------        ------         -----
Earnings before income taxes and minority
    interest plus fixed charges               $ 903        $ 718        $ 376        $ 171         $ 126
                                             ======        =====       ======        ======        ======
Ratio of earnings to fixed charges              8.2         22.4         62.7         57.0          42.0
                                             ======        =====       ======        ======        ======